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                         [COOLEY GODWARD LETTERHEAD]

October 4, 1999

Javelin Systems, Inc.
17891 Cartwright Road
Irvine, CA 92614

RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by JAVELIN SYSTEMS, INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 1,000,000 shares of the Company's Common Stock $.01 par value (the "Shares"), for issuance pursuant to the Company's 1999 Non-Officer Stock Option Plan (the "Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plan, the Company's Amended and Restated Certificate of Incorporation and By-laws, as amended and restated, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and Plan, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements which will be fully paid and nonassessable when such deferred payments are made in full).



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October 4, 1999
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We consent to the filing of this opinion as an exhibit to the Registration
Statement.

Sincerely,

/s/ Jeremy D. Glaser

Jeremy D. Glaser